333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan
Reports First-Quarter 2016 Results

▪
Net loss attributable to common stock totaled $4.2 billion, $3.35 per share, for first-quarter 2016. After adjusting for net charges totaling $4.0 billion, $3.19 per share, first-quarter 2016 adjusted net loss attributable to common stock totaled $197 million, $0.16 per share.

▪
Consolidated sales totaled 1.1 billion pounds of copper, 201 thousand ounces of gold, 17 million pounds of molybdenum and 12.1 million barrels of oil equivalents (MMBOE) for first-quarter 2016, compared with 960 million pounds of copper, 263 thousand ounces of gold, 23 million pounds of molybdenum and 12.5 MMBOE for first-quarter 2015.

▪	The Cerro Verde expansion project reached full production capacity in first-quarter 2016, and Cerro Verde is on track to produce over 1 billion pounds of copper for the year 2016.

▪
Consolidated sales for the year 2016 (adjusted for the anticipated closing of the Morenci transaction in second-quarter 2016) are expected to approximate 5.0 billion pounds of copper, 1.85 million ounces of gold, 71 million pounds of molybdenum and 54.4 MMBOE, including 1.15 billion pounds of copper, 195 thousand ounces of gold, 19 million pounds of molybdenum and 13.5 MMBOE for second-quarter 2016.

▪	Average realized prices were $2.17 per pound for copper, $1,227 per ounce for gold and $29.06 per barrel for oil for first-quarter 2016.

▪
Consolidated unit net cash costs averaged $1.38 per pound of copper for mining operations and $15.85 per barrel of oil equivalents (BOE) for oil and gas operations for first-quarter 2016. Consolidated unit net cash costs for the year 2016 are expected to average $1.05 per pound of copper for mining operations and $15 per BOE for oil and gas operations.

▪
Operating cash flows totaled $740 million (including $188 million in working capital sources and changes in other tax payments) for first-quarter 2016. Based on current sales volume and cost estimates and assuming average prices of $2.25 per pound for copper, $1,250 per ounce for gold, $5 per pound for molybdenum and $45 per barrel for Brent crude oil for the remainder of 2016, operating cash flows for the year 2016 are expected to approximate $4.8 billion (including $0.8 billion in working capital sources and changes in other tax payments).

▪
Capital expenditures totaled $982 million for first-quarter 2016, consisting of $459 million for mining operations (including $350 million for major projects) and $523 million for oil and gas operations. Capital expenditures are expected to approximate $3.3 billion for the year 2016, consisting of $1.8 billion for mining operations (including $1.4 billion for major projects) and $1.5 billion for oil and gas operations.

▪	At March 31, 2016, consolidated debt totaled $20.8 billion and consolidated cash totaled $331 million. At March 31, 2016, FCX had $3.0 billion available under its $3.5 billion credit facility.

▪
During first-quarter 2016, FCX entered into agreements to sell an additional 13 percent ownership in Morenci and to sell an interest in the Timok exploration project in Serbia for aggregate consideration of $1.3 billion. In addition, in April 2016, FCX entered into an agreement to sell certain oil and gas royalty interests for $0.1 billion. These transactions are expected to close in second-quarter 2016.

▪
FCX continues to advance discussions for the sale of certain interests in its mining and oil and gas assets to accelerate its debt reduction initiatives. FCX expects to achieve additional progress during second-quarter 2016.

Freeport-McMoRan	1

PHOENIX, AZ, April 26, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) reported net losses attributable to common stock of $4.2 billion, $3.35 per share, for first-quarter 2016, compared with $2.5 billion, $2.38 per share, for first-quarter 2015. FCX’s net losses attributable to common stock include net charges totaling $4.0 billion, $3.19 per share, for first-quarter 2016 and $2.4 billion, $2.32 per share, for first-quarter 2015, primarily for the reduction of the carrying value of oil and gas properties, idle rig costs and other items described below.

Richard C. Adkerson, President and Chief Executive Officer, said, "During the first quarter, we remained focused on executing our plans to strengthen FCX’s balance sheet and to position the Company to enhance shareholder value in a challenging market environment. Our global team is successfully executing our plans, managing production efficiently and reducing costs and capital spending. We also achieved progress on our asset divestment program with $1.4 billion in announced transactions since the beginning of the year and expect to report additional progress in the second quarter. We believe the quality and scale of our assets provide opportunities for significant debt reduction while retaining a substantial business with attractive low-cost, long-lived reserves and resources that will enable our shareholders to benefit from improved conditions in the future."

SUMMARY FINANCIAL DATA

	Three Months Ended
	March 31,
	2016	2015
	(in millions, except per share amounts)
Revenues[a,b]	$3,527	$4,153	[c]
Operating loss[a,b,d,e]	$(3,876)	$(2,963)	[c,f]
Net loss attributable to common stock[b,d,e,g]	$(4,184)	$(2,474)	[c,f]
Diluted net loss per share of common stock[b,d,e,g]	$(3.35)	$(2.38)	[c,f]
Diluted weighted-average common shares outstanding	1,251	1,040
Operating cash flows[h]	$740	$717
Capital expenditures	$982	$1,867
At March 31:
Cash and cash equivalents	$331	$549
Total debt, including current portion	$20,777	$20,312

a.	For segment financial results, refer to the supplemental schedule, "Business Segments," beginning on page VIII, which is available on FCX's website, "fcx.com."

b.
Includes favorable (unfavorable) adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $5 million ($3 million to net loss attributable to common stock or less than $0.01 per share) in first-quarter 2016 and $(106) million ($(59) million to net loss attributable to common stock or $(0.06) per share) in first-quarter 2015. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII, which is available on FCX's website, "fcx.com."

c.
Includes net noncash mark-to-market losses associated with crude oil derivative contracts totaling $48 million ($30 million to net loss attributable to common stock or $0.03 per share). FCX currently does not have any oil and gas derivative contracts in place for 2016 or future years.

d.
Includes charges to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules of $3.8 billion ($3.8 billion to net loss attributable to common stock or $3.03 per share) in first-quarter 2016 and $3.1 billion ($2.4 billion to net loss attributable to common stock or $2.31 per share) in first-quarter 2015. As a result of the impairments to oil and gas properties, FCX recorded tax charges of $1.4 billion in first-quarter 2016 and $458 million in first-quarter 2015 to establish valuation allowances against United States (U.S.) federal and state deferred tax assets that will not generate a future benefit. These tax charges have been reflected in the after-tax impacts for the impairments of oil and gas properties.

e.
Includes charges at oil and gas operations totaling (i) $165 million ($165 million to net loss attributable to common stock or $0.13 per share) in first-quarter 2016 and $13 million ($8 million to net loss attributable to common stock or $0.01 per share) in first-quarter 2015 for idle rig costs and (ii) $35 million ($35 million to net loss attributable to common stock or $0.03 per share) in first-quarter 2016 and $4 million ($2 million to net loss attributable to common stock or less than $0.01 per share) in first-quarter 2015 primarily for inventory write downs.

Freeport-McMoRan	2

f.	Includes a gain of $39 million ($25 million to net loss attributable to common stock or $0.02 per share) associated with the sale of FCX's one-third interest in the Luna Energy power facility.

g.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII, which is available on FCX's website, "fcx.com."

h.	Includes net working capital sources (uses) and changes in other tax payments of $188 million in first-quarter 2016 and $(86) million in first-quarter 2015.

DEBT REDUCTION INITIATIVES
During first-quarter 2016, FCX announced plans to strengthen its balance sheet and accelerate its debt reduction initiatives. In addition to reducing costs and capital expenditures to maximize cash flows from its global business, FCX announced plans to sell assets to repay debt. FCX’s large portfolio of mining and oil and gas assets provide opportunities to generate significant proceeds while retaining a strong competitive position within the global copper industry and a high-quality portfolio of long-lived assets positioned to generate value as market conditions improve. FCX is advancing discussions on additional transactions and expects to achieve additional progress during second-quarter 2016.

Asset Sale Transactions To Date

	Date of Agreement	Consideration		Expected Closing
Morenci (13 percent interest)	February 15, 2016	$1.0 billion		Second-quarter 2016
Timok exploration project	March 3, 2016	0.3 billion	(1)	Second-quarter 2016
Oil and gas royalty interests	April 21, 2016	0.1 billion		Second-quarter 2016
$1.4 billion

(1) Includes $135 million payable at closing and $127.5 million payable to FCX in stages upon the achievement of defined milestones.
During first-quarter 2016, FCX conducted a formal process involving multiple third-party oil and gas industry and financial participants to evaluate alternatives for the oil and gas business. Further weakening in oil and gas prices and negative credit and financing market conditions during first-quarter 2016 had a significant unfavorable impact on the process. While the process did not identify a buyer for the entire oil and gas business, a number of parties have interest in select assets, and FCX continues to engage in discussions with parties interested in potential asset or joint venture transactions.
In the interim, FCX is taking immediate steps to reduce oil and gas costs further. In April 2016, FCX announced a new management structure and is instituting an approximate 25 percent oil and gas workforce reduction. The newly structured oil and gas management team is actively engaged in managing costs and developing plans to preserve and enhance asset values. FCX expects to record a charge of approximately $40 million in second-quarter 2016 associated with workforce reductions and other restructuring costs.

Freeport-McMoRan	3

SUMMARY OPERATING DATA

	Three Months Ended
	March 31,
	2016	2015
Copper (millions of recoverable pounds)
Production	1,097	915
Sales, excluding purchases	1,123	960
Average realized price per pound	$2.17	$2.72
Site production and delivery costs per pound[a]	$1.51	$1.93
Unit net cash costs per pound[a]	$1.38	$1.64
Gold (thousands of recoverable ounces)
Production	184	259
Sales, excluding purchases	201	263
Average realized price per ounce	$1,227	$1,186
Molybdenum (millions of recoverable pounds)
Production	20	24
Sales, excluding purchases	17	23
Average realized price per pound	$7.61	$10.17
Oil Equivalents
Sales volumes
MMBOE	12.1	12.5
Thousand BOE (MBOE) per day	133	139
Cash operating margin per BOE[b]
Realized revenues	$23.79	$43.71	[c]
Cash production costs	(15.85)	(20.26)
Cash operating margin	$7.94	$23.45

a.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, excluding net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X, which are available on FCX's website, “fcx.com.”

c.	Includes realized cash gains on crude oil derivative contracts of $8.00 per BOE. FCX currently does not have any oil and gas derivative contracts in place for 2016 or future years.
Consolidated Sales Volumes
First-quarter 2016 consolidated copper sales of 1.1 billion pounds approximated the January 2016 estimate and were higher than first-quarter 2015 sales of 960 million pounds, primarily reflecting higher volumes from Cerro Verde.
First-quarter 2016 consolidated gold sales of 201 thousand ounces approximated the January 2016 estimate, but were lower than first-quarter 2015 sales of 263 thousand ounces, primarily reflecting lower ore grades and recoveries.
First-quarter 2016 consolidated molybdenum sales of 17 million pounds were lower than the January 2016 estimate of 19 million pounds and first-quarter 2015 sales of 23 million pounds, primarily reflecting lower demand and reduced volumes from the Henderson molybdenum mine.
First-quarter 2016 sales from oil and gas operations of 12.1 MMBOE, including 8.3 million barrels (MMBbls) of crude oil, 19.6 billion cubic feet (Bcf) of natural gas and 0.6 MMBbls of natural gas liquids (NGLs), were slightly lower than first-quarter 2015 sales of 12.5 MMBOE and the January 2016 estimate of 12.4 MMBOE.

Freeport-McMoRan	4

Consolidated sales for the year 2016 are expected to approximate 5.0 billion pounds of copper, 1.85 million ounces of gold, 71 million pounds of molybdenum and 54.4 MMBOE, including 1.15 billion pounds of copper, 195 thousand ounces of gold, 19 million pounds of molybdenum and 13.5 MMBOE for second-quarter 2016. Projected consolidated copper sales have been adjusted for the anticipated closing of the Morenci transaction in second-quarter 2016. Anticipated higher grades from Grasberg in the second half of 2016 are expected to result in approximately 55 percent of consolidated copper sales and 80 percent of consolidated gold sales to occur in the second half of the year.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.38 per pound of copper in first-quarter 2016 were lower than unit net cash costs of $1.64 per pound in first-quarter 2015, primarily reflecting higher copper sales volumes in South America and the impact of ongoing cost reduction initiatives.
Assuming average prices of $1,250 per ounce of gold and $5 per pound of molybdenum for the remainder of 2016 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.05 per pound of copper for the year 2016. The impact of price changes for the remainder of 2016 on consolidated unit net cash costs would approximate $0.015 per pound for each $50 per ounce change in the average price of gold and $0.01 per pound for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices primarily for gold and molybdenum.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations of $15.85 per BOE in first-quarter 2016 were lower than cash production costs of $20.26 per BOE in first-quarter 2015, primarily reflecting increased production from the Deepwater Gulf of Mexico (GOM) and ongoing cost reduction efforts.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $15 per BOE for the year 2016.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, molybdenum concentrate and silver are also produced by certain of FCX's North America copper mines.
All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In February 2016, FCX entered into a definitive agreement to sell an additional 13 percent joint venture interest in Morenci, which is expected to close in second-quarter 2016.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of long-term development projects. In the near term, FCX is deferring development of new projects as a result of current market conditions. Future investments will be undertaken based on the results of economic and technical feasibility studies, and market conditions.
During 2015, FCX's revised plans for its North America copper mines to incorporate reductions in mining rates to reduce operating and capital costs, including the suspension of mining operations at the Miami mine, a transitioned suspension of production at the Sierrita mine, a 50 percent reduction in mining rates at the Tyrone mine and adjustments to mining rates at other North America mines. The revised plans at each of the operations incorporate the impacts of lower energy, acid and other consumables, reduced labor costs and a significant reduction in capital spending plans. These plans continue to be reviewed and additional adjustments will be made as market conditions warrant.

Freeport-McMoRan	5

Operating Data. Following is a summary of consolidated operating data for the North America copper mines for the first quarters of 2016 and 2015:

	Three Months Ended
	March 31,
	2016	2015
Copper (millions of recoverable pounds)
Production	487	452
Sales	503	472
Average realized price per pound	$2.16	$2.73

Molybdenum (millions of recoverable pounds)
Production[a]	8	9

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.40	$1.81
By-product credits	(0.08)	(0.18)
Treatment charges	0.10	0.13
Unit net cash costs	$1.42	$1.76

a.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 503 million pounds in first-quarter 2016 were higher than first-quarter 2015 sales of 472 million pounds, primarily reflecting higher ore grades at Morenci and Safford. North America copper sales (adjusted for the anticipated closing of the Morenci transaction) are estimated to approximate 1.75 billion pounds for the year 2016, compared with 2.0 billion pounds in 2015.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.42 per pound of copper in first-quarter 2016 were lower than the unit net cash costs of $1.76 per pound in first-quarter 2015, primarily reflecting the impact of cost reduction initiatives and higher sales volumes, partly offset by lower by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.45 per pound of copper for the year 2016, based on current sales volume and cost estimates and assuming an average molybdenum price of $5 per pound for the remainder of 2016. North America's average unit net cash costs would change by approximately $0.013 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. In September 2015, the Cerro Verde expansion project commenced operations and achieved capacity operating rates during first-quarter 2016. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies. The project expanded the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and is on track to provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum.
During 2015, FCX revised plans for its South America copper mines, principally to reflect adjustments to the mine plan at El Abra to reduce mining and stacking rates by approximately 50 percent to achieve lower operating and labor costs, defer capital expenditures and extend the life of the existing operations.

Freeport-McMoRan	6

Operating Data. Following is a summary of consolidated operating data for the South America mining operations for the first quarters of 2016 and 2015:

	Three Months Ended
	March 31,
	2016	2015
Copper (millions of recoverable pounds)
Production	335	193
Sales	323	200
Average realized price per pound	$2.19	$2.71

Molybdenum (millions of recoverable pounds)
Production[a]	5	2

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.23	$1.75
By-product credits	(0.07)	(0.08)
Treatment charges	0.23	0.17
Royalty on metals	0.01	—
Unit net cash costs	$1.40	$1.84

a.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

South America's consolidated copper sales volumes of 323 million pounds in first-quarter 2016 were higher than first-quarter 2015 sales of 200 million pounds, primarily reflecting higher mining and milling rates at Cerro Verde. Sales from South America mining are expected to approximate 1.37 billion pounds of copper for the year 2016, compared with 871 million pounds of copper in 2015.
Average unit net cash costs (net of by-product credits) for South America mining of $1.40 per pound of copper in first-quarter 2016 were lower than unit net cash costs of $1.84 per pound in first-quarter 2015, primarily reflecting higher copper sales volumes associated with the Cerro Verde expansion. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.43 per pound of copper for the year 2016, based on current sales volume and cost estimates and assuming average prices of $5 per pound of molybdenum for the remainder of 2016.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Regulatory Matters. In October 2015, the Indonesian government provided a letter of assurance to PT-FI indicating that it will approve the extension of operations beyond 2021, and provide the same rights and the same level of legal and fiscal certainty provided under its current Contract of Work (COW). PT-FI continues to engage in discussions with the Indonesian government to obtain extension of its long-term rights available under the COW.
In connection with its COW negotiations and upon completion of concluding an agreement to extend PT-FI's operations beyond 2021 on acceptable terms, PT-FI has agreed to construct new smelter capacity in Indonesia and to divest an additional 20.64 percent interest in PT-FI at fair market value.
PT-FI is required to apply for renewal of export permits at six-month intervals. On February 9, 2016, PT-FI's export permit was renewed through August 8, 2016. The Indonesian government continues to impose a 5.0 percent export duty while it reviews PT-FI's smelter plans.

Freeport-McMoRan	7

Operating and Development Activities. PT-FI has further revised its plans to incorporate improved operational efficiencies, reductions in input costs, supplies and contractor costs, foreign exchange impacts and an approximate 20 percent deferral of capital expenditures that had been planned for 2016.
PT-FI has several projects in progress in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Production from the Deep Mill Level Zone commenced during September 2015, and the Grasberg Block Cave mine is anticipated to commence production in 2018.
From 2016 to 2020, estimated aggregate capital spending on these projects is currently expected to average $1.0 billion per year ($0.8 billion per year net to PT-FI). Considering the long-term nature and size of these projects, actual costs could vary from these estimates. In response to market conditions and Indonesian regulatory uncertainty, the timing of these expenditures continues to be reviewed.
Operating Data. Following is a summary of consolidated operating data for the Indonesia mining operations for the first quarters of 2016 and 2015:

	Three Months Ended
	March 31,
	2016	2015
Copper (millions of recoverable pounds)
Production	165	154
Sales	174	155
Average realized price per pound	$2.20	$2.74

Gold (thousands of recoverable ounces)
Production	178	255
Sales	195	260
Average realized price per ounce	$1,228	$1,186

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.24	$2.84
Gold and silver credits	(1.52)	(2.09)
Treatment charges	0.31	0.29
Export duties	0.08	0.14
Royalty on metals	0.13	0.16
Unit net cash costs	$1.24	$1.34

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Indonesia's first-quarter 2016 consolidated copper sales of 174 million pounds were higher than first-quarter 2015 sales of 155 million pounds, primarily reflecting higher copper ore grades. Indonesia's first-quarter 2016 gold sales of 195 thousand ounces were lower than first-quarter 2015 sales of 260 thousand ounces, primarily reflecting lower gold ore grades and recoveries.
During first-quarter 2016, copper production was impacted by reduced mill operating rates associated with unplanned equipment failures. Temporary repairs to the mill were performed and a permanent repair is scheduled in second-quarter 2016. As a result, second-quarter 2016 mill rates are expected to approximate first-quarter 2016 mill rates. The impact of the equipment failure and repairs is a reduction of 65 million pounds of copper for the year 2016, compared with January 2016 estimates.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Consolidated sales volumes from Indonesia mining are expected to approximate 1.4 billion pounds of copper and 1.85 million ounces of gold for the year 2016, compared with 744 million pounds of copper and 1.2 million ounces of gold for the year 2015. PT-FI expects ore grades to

Freeport-McMoRan	8

improve significantly beginning in the second half of 2016, with approximately 70 percent of copper sales and 80 percent of gold sales anticipated in the second half of the year.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on volumes and other factors. Indonesia's unit net cash costs (including gold and silver credits) of $1.24 per pound of copper in first-quarter 2016 were lower than unit net cash costs of $1.34 per pound in first-quarter 2015, primarily reflecting higher copper sales volumes and lower export duties, partly offset by lower gold and silver credits.
Based on current sales volume and cost estimates, and assuming an average gold price of $1,250 per ounce for the remainder of 2016, unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $0.07 per pound of copper for the year 2016 and $0.96 per pound for second-quarter 2016. Indonesia mining's unit net cash costs for the year 2016 would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold. Because of the fixed nature of a large portion of Indonesia mining's costs, unit costs vary from quarter to quarter depending on copper and gold volumes. Higher anticipated ore grades from Grasberg in the second half of 2016 are expected to result in lower unit net cash costs in the second half of the year.
Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), FCX operates in the Tenke minerals district in the Southeast region of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. During 2015, FCX revised plans at Tenke to incorporate a 50 percent reduction in capital spending for 2016 and various initiatives to reduce operating, administrative and exploration costs.
TFM successfully commissioned a sulphuric acid plant in first-quarter 2016, which will reduce requirements for third-party acid purchases. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. Future development and expansion opportunities are being deferred pending improved market conditions.
Operating Data. Following is a summary of consolidated operating data for the Africa mining operations for the first quarters of 2016 and 2015:

	Three Months Ended
	March 31,
	2016	2015
Copper (millions of recoverable pounds)
Production	110	116
Sales	123	133
Average realized price per pound[a]	$2.10	$2.66

Cobalt (millions of contained pounds)
Production	9	7
Sales	10	8
Average realized price per pound	$6.32	$8.72

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.64	$1.57
Cobalt credits[c]	(0.38)	(0.37)
Royalty on metals	0.05	0.06
Unit net cash costs	$1.31	$1.26

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

c.	Net of cobalt downstream processing and freight costs.

Freeport-McMoRan	9

TFM's copper sales of 123 million pounds in first-quarter 2016 were lower than first-quarter 2015 copper sales of 133 million pounds, primarily reflecting lower copper ore grades. TFM's sales are expected to approximate 485 million pounds of copper and 35 million pounds of cobalt for the year 2016, compared with 467 million pounds of copper and 35 million pounds of cobalt for the year 2015.
Africa mining's unit net cash costs (net of cobalt credits) of $1.31 per pound of copper in first-quarter 2016 were higher than unit net cash costs of $1.26 per pound of copper in first-quarter 2015, primarily reflecting lower sales volumes. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.32 per pound of copper for the year 2016, based on current sales volume and cost estimates and assuming an average cobalt price of $10 per pound for the remainder of 2016. Africa mining's unit net cash costs for the year 2016 would change by approximately $0.065 per pound for each $2 per pound change in the average price of cobalt.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. The revised plans for the Henderson molybdenum mine incorporate lower operating rates, resulting in an approximate 65 percent reduction in Henderson's annual production volumes. FCX also adjusted production plans at its by-product mines, including reduced production at its Sierrita mine. Additionally, FCX incorporated changes in the commercial pricing structure for its chemicals products to promote continuation of chemical-grade production.
Production from the Molybdenum mines totaled 7 million pounds of molybdenum in first-quarter 2016 and 13 million pounds in first-quarter 2015. Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North and South America copper mines.
Average unit net cash costs for the Molybdenum mines of $7.43 per pound of molybdenum in first-quarter 2016 were higher than average unit net cash costs of $7.17 per pound in first-quarter 2015, primarily reflecting lower volumes from the Henderson mine. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $8.60 per pound of molybdenum for the year 2016.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions in North and South America, and in the Tenke minerals district. Exploration spending continues to be constrained by market conditions and is expected to approximate $50 million for the year 2016, compared to $102 million in 2015.

OIL AND GAS OPERATIONS
Through its wholly owned oil and gas subsidiary, FM O&G, FCX's principal oil and gas assets include significant oil production facilities and growth potential in the Deepwater GOM and established oil production facilities in California. During first-quarter 2016, 86 percent of FCX's oil and gas revenues were from oil and NGLs.
Impairment of Oil and Gas Properties. FM O&G follows the full cost method of accounting, whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized and amortized to expense under the unit-of-production method on a country-by-country basis using estimates of proved oil and gas reserves relating to each country where such activities are conducted. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated.
Under full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of oil and gas properties for impairment. The U.S. Securities and Exchange Commission (SEC) requires the twelve-month average of the first-day-of-the-month historical reference oil price be used in determining the ceiling test limitation. Using West Texas Intermediate (WTI) as the reference oil price, the average price was $46.26 per barrel

Freeport-McMoRan	10

at March 31, 2016, compared with $50.28 per barrel at December 31, 2015. In addition, following a review of alternatives for its oil and gas business and the current limitations and cost of capital available for future drilling, FM O&G determined that the carrying values of certain of its unevaluated properties were impaired as of March 31, 2016. As a result, FM O&G transferred $3.1 billion of costs associated with unevaluated properties to the full cost pool, mostly reflecting impairment of the carrying values of unevaluated properties. Combined with the impact of the reduction in twelve-month historical prices, net capitalized costs exceeded the ceiling test limitation under full cost accounting rules, which resulted in the recognition of a first-quarter 2016 impairment charge of $3.8 billion.
If the twelve-month historical average price remains below the March 31, 2016, twelve-month average of $46.26 per barrel, the ceiling test limitation will decrease, potentially resulting in additional ceiling test impairments of FCX's oil and gas properties. The WTI spot oil price was $42.64 per barrel at April 25, 2016. In addition to a decline in the trailing twelve-month average oil and gas prices, other factors that could result in future impairment of FCX's oil and gas properties include costs transferred from unevaluated properties to the full cost pool without corresponding proved oil and gas reserve additions, negative reserve revisions and the future capitalization of exploration, development and production costs. At March 31, 2016, carrying costs for unevaluated properties excluded from amortization totaled $1.7 billion. These costs will be transferred into the full cost pool as the properties are evaluated and proved reserves are established or if impairment is determined. If these activities do not result in additions to discounted future net cash flows from proved oil and gas reserves at least equal to the related costs transferred (net of related tax effects), additional ceiling test impairments may occur.
Financial and Operating Data. Following is a summary of financial and operating data for the U.S. oil and gas operations for the first quarters of 2016 and 2015:

	Three Months Ended
	March 31,
	2016	2015
Financial Summary (in millions)
Realized revenues[a]	$289	$547
Cash production costs[a]	(192)	(254)
Cash operating margin	$97	$293
Capital expenditures[b]	$480	$1,018
Sales Volumes
Oil (MMBbls)	8.3	8.4
Natural gas (Bcf)	19.6	21.8
NGLs (MMBbls)	0.6	0.5
MMBOE	12.1	12.5
Average Realized Prices[a]
Oil (per barrel)	$29.06	$56.51	[c]
Natural gas (per million British thermal units, or MMBtu)	$2.00	$2.86
NGLs (per barrel)	$14.83	$23.06
Cash Operating Margin per BOE[a]
Realized revenues	$23.79	$43.71	[c]
Cash production costs	(15.85)	(20.26)
Cash operating margin	$7.94	$23.45

a.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Cash production costs exclude accretion and other costs. For reconciliations of realized revenues (including average realized prices for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X, which are available on FCX's website, “fcx.com.”

b.	Excludes international oil and gas expenditures totaling $43 million in first-quarter 2016 and $15 million in first-quarter 2015, primarily related to the Morocco oil and gas properties.

c.
Includes realized cash gains on crude oil derivative contracts of $8.00 per BOE ($11.97 per barrel of oil). FCX currently does not have any oil and gas derivative contracts in place for 2016 or future years.

Freeport-McMoRan	11

FM O&G's average realized price for crude oil was $29.06 per barrel in first-quarter 2016 (83 percent of the average Brent crude oil price of $35.21 per barrel). FM O&G's average realized price for natural gas was $2.00 per MMBtu in first-quarter 2016, compared to the New York Mercantile Exchange natural gas price average of $2.07 per MMBtu for the January through March 2016 contracts.
Realized revenues for oil and gas operations of $23.79 per BOE in first-quarter 2016 were below realized revenues of $43.71 per BOE in first-quarter 2015, primarily reflecting lower oil prices and the impact of realized cash gains on derivative contracts of $8.00 per BOE in first-quarter 2015.
Cash production costs for oil and gas operations of $15.85 per BOE in first-quarter 2016 were lower than cash production costs of $20.26 per BOE in first-quarter 2015, primarily reflecting increased production from the Deepwater GOM and cost reduction efforts.
Following is a summary of average oil and gas sales volumes per day by region for the first quarters of 2016 and 2015:

	Three Months Ended
	March 31,
Sales Volumes (MBOE per day)	2016	2015
GOM[a]	81	74
California	33	39
Haynesville/Madden/Other	19	26
Total oil and gas operations	133	139

a.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM, and the Inboard Lower Tertiary/Cretaceous natural gas trend.
Daily sales volumes averaged 133 MBOE for first-quarter 2016, including 91 thousand barrels (MBbls) of crude oil, 216 million cubic feet (MMcf) of natural gas and 6 MBbls of NGLs. Since year-end 2015, FM O&G has commenced production from two 100-percent-owned Deepwater GOM wells and plans to commence production from four additional Deepwater GOM wells by mid-2016. Oil and gas sales volumes are expected to average 149 MBOE per day for the year 2016, comprised of 73 percent oil, 22 percent natural gas and 5 percent NGLs.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $15 per BOE for the year 2016.

Oil and Gas Exploration, Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves with valuable infrastructure and associated resources with long-term production and development potential.
Since commencing development activities in 2014 at its three 100-percent-owned production platforms in the Deepwater GOM, FM O&G has drilled 14 wells in producing fields with positive results. Six of these wells have been brought on production. FM O&G plans to complete and place four additional wells on production in 2016.
FM O&G continues to take actions to reduce oil and gas costs and capital expenditures, including undertaking a near-term deferral of exploration and development activities. Past investments are expected to enable production to be increased to average rates of 149 MBOE per day in 2016 and 2017, and cash production costs to decline to an average of approximately $14 per BOE in 2016 and 2017.
Two drillships were fully idled in first-quarter 2016, and one drillship was used for completion operations, including a completion that commenced in March 2016 and is expected to be completed in May 2016. Following this operation, the three drillships are expected to remain idled. Under the existing drillship contracts, which expire in 2017, FM O&G would incur idle rig costs totaling an estimated $0.8 billion in 2016 and $0.5 billion in 2017. FCX continues to discuss the terms of the contracts with the drillship owners.
Oil and Gas Capital Expenditures. Capital expenditures for oil and gas operations in first-quarter 2016 totaled $480 million in the U.S. (including $258 million incurred for Deepwater GOM and $225 million associated with the change in capital expenditure accruals) and $43 million primarily associated with prior period costs in Morocco.

Freeport-McMoRan	12

Capital expenditures for oil and gas operations for the year 2016 are estimated to total $1.5 billion, excluding $0.8 billion in idle rig costs (which reduce operating cash flows). Approximately 90 percent of the 2016 capital budget is expected to be directed to the GOM.
Deepwater GOM.  FM O&G operates and owns 100-percent working interests in the Holstein, Marlin and Horn Mountain deepwater production platforms, which in total have processing capacity of 250 MBbls of oil per day. In addition, FM O&G has interests in the Lucius, Heidelberg, Ram Powell and Hoover producing oil fields and the Atwater Valley undeveloped area.
The Lucius field in the Keathley Canyon area, which commenced production in first-quarter 2015, continues to perform well. During first-quarter 2016, production from six wells averaged 18 MBOE per day, net to FM O&G’s 25 percent working interest. Approximately 80 percent of FM O&G’s working interest is held through its consolidated subsidiary Plains Offshore Operations Inc. (POI). Third parties hold a preferred interest in POI and are entitled to receive preferred dividends and have a liquidation preference which ranks above FM O&G’s common equity in the subsidiary.
In January 2016, first oil production commenced in the Heidelberg oil field in the Green Canyon area. Three wells began producing during the initial phase. Heidelberg is a subsea development consisting of five subsea wells tied back to a truss spar hull located in 5,300 feet of water. Heidelberg field was discovered in February 2009 and the subsequent development project was sanctioned in early 2013. FM O&G has a 12.5 percent working interest in Heidelberg.
At Holstein Deep, completion activities for the initial three-well subsea tieback development program are progressing, and the initial well commenced production in April 2016. Two additional wells are expected to commence in second-quarter 2016. The Holstein Deep development is located in Green Canyon Block 643, west of the 100-percent owned Holstein platform in 3,890 feet of water, with production facilities capable of processing 113 MBbls of oil per day.
FM O&G’s 100-percent-owned Horn Mountain field is located in the Mississippi Canyon area and has production facilities capable of processing 75 MBbls of oil per day. To enhance recovery of remaining oil in place, future development plans will target subsea tieback from multiple stacked sands in the area. FM O&G is currently completing the Kilo/Oscar well as a tieback to the Horn Mountain production platform. The Quebec/Victory well is also expected to be tied back and commence production in 2016. FM O&G’s well inventory also includes the Horn Mountain Deep well, where successful drilling results in 2016 indicated the presence of sand sections deeper than known pay sections in the field. These positive results and geophysical data support the existence of Middle Miocene reservoir potential for additional development opportunities in the Horn Mountain Deep area, including five 100-percent-owned exploration prospects with significant potential. FM O&G controls rights to over 55,000 acres associated with these prospects.
FM O&G’s 100-percent-owned Marlin Hub is located in the Mississippi Canyon area and has production facilities capable of processing 60 MBbls of oil per day. FM O&G has drilled five successful tieback opportunities in the area since 2014. The King D-12 and Dorado wells commenced production in 2015, and the King D-13 well commenced production in first-quarter 2016. The King D-9 and D-10 wells are expected to be completed in future periods.
California.  Sales volumes from California averaged 33 MBOE per day for first-quarter 2016, compared with 39 MBOE per day for first-quarter 2015. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin, and offshore in the Point Pedernales field.
CASH FLOWS, CASH and DEBT TRANSACTIONS
Operating Cash Flows. FCX generated operating cash flows of $740 million (including $188 million in working capital sources and changes in other tax payments) for first-quarter 2016.
Based on current sales volume and cost estimates and assuming average prices of $2.25 per pound of copper, $1,250 per ounce of gold, $5 per pound of molybdenum and $45 per barrel of Brent crude oil for the remainder of 2016, FCX's consolidated operating cash flows are estimated to approximate $4.8 billion for the year 2016 (including $0.8 billion in working capital sources and other tax payments). The impact of price changes for the remainder of 2016 on operating cash flows would approximate $340 million for each $0.10 per pound change in the average price of copper, $45 million for each $50 per ounce change in the average price of gold, $45 million for

Freeport-McMoRan	13

each $2 per pound change in the average price of molybdenum and $100 million for each $5 per barrel change in the average Brent crude oil price.
Capital Expenditures. Capital expenditures totaled $982 million for first-quarter 2016, consisting of $459 million for mining operations (including $350 million for major projects) and $523 million for oil and gas operations. Capital expenditures are expected to approximate $3.3 billion for the year 2016, consisting of $1.8 billion for mining operations (including $1.4 billion for major projects, primarily for underground development activities at Grasberg and remaining costs for the Cerro Verde expansion) and $1.5 billion for oil and gas operations. Projected capital expenditures for the year 2016 exclude $0.8 billion for idle rig cash costs, which reduce operating cash flows.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2016 (in millions):

Cash at domestic companies	$9
Cash at international operations	322
Total consolidated cash and cash equivalents	331
Noncontrolling interests' share	(84)
Cash, net of noncontrolling interests' share	247
Withholding taxes and other	(15)
Net cash available	$232

Debt. FCX continues to focus on cost and capital management and cash flow generation from its operations and is taking actions to reduce debt by pursuing asset sales and joint venture transactions. Following is a summary of total debt and the related weighted-average interest rates at March 31, 2016 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
FCX Senior Notes	$11.9	3.8%
FCX Term Loan	3.0	2.9%
FM O&G LLC Senior Notes	2.5	6.6%
Cerro Verde Credit Facility	1.8	2.8%
FCX Revolving Credit Facility[a]	0.5	2.9%
Other debt	1.1	4.3%
	$20.8	3.9%

a. At March 31, 2016, FCX has $38 million in letters of credit issued and availability of $3.0 billion under its revolving credit facility.
In February 2016, FCX reached agreement with its bank group to amend its revolving credit facility and term loan, which included modifications of the maximum leverage ratio and minimum interest expense coverage ratio to provide FCX with additional flexibility. Additionally, the commitment under the revolving credit facility was reduced from $4.0 billion to $3.5 billion.
A springing collateral and guarantee trigger was also added to the revolving credit facility and term loan. Under this provision, if FCX has not entered into definitive agreements for asset sales totaling $3.0 billion in aggregate by June 30, 2016, which are reasonably expected to close by December 31, 2016, FCX will be required to secure the revolving credit facility and term loan with a mutually acceptable collateral and guarantee package. Additionally, many of the exceptions to the subsidiary indebtedness and lien restrictions contained in the revolving credit facility and term loan have been limited through March 31, 2017.

FINANCIAL POLICY
FCX intends to continue to seek to strengthen its financial position, with a focus on significant debt reduction. In December 2015, FCX's common stock dividends were suspended. FCX's Board of Directors will continue to review its financial policy on an ongoing basis.

Freeport-McMoRan	14

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2016 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing "fcx.com." A replay of the webcast will be available through Friday, May 27, 2016.
-----------------------------------------------------------------------------------------------------------
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets principally in the Deepwater GOM and in California. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per BOE, operating cash flows, capital expenditures, debt reduction initiatives, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. Under its term loan and revolving credit facility, as amended, FCX is not permitted to pay dividends on common stock on or prior to March 31, 2017. The declaration of dividends is at the discretion of the Board, subject to restrictions under FCX's credit agreement, and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, drilling results, potential effects of cost and capital expenditure reductions and production curtailments on financial results and cash flow, the outcome of FCX's debt reduction initiatives, potential additional oil and gas property impairment charges, potential inventory adjustments, potential impairment of long-lived mining assets, the outcome of ongoing discussions with the Indonesian government regarding PT-FI's COW, PT-FI's ability to obtain renewal of its export license after August 8, 2016, the potential effects of violence in Indonesia generally and in the province of Papua, the resolution of administrative disputes in the DRC, industry risks, regulatory changes, political risks, labor relations, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	15

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA

	Three Months Ended March 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2016	2015	2016	2015
(FCX's net interest in %)
North America
Morenci (85%)[a]	232	205	238	211
Bagdad (100%)	48	53	50	58
Safford (100%)	56	40	59	41
Sierrita (100%)	41	47	43	49
Miami (100%)	8	11	9	13
Chino (100%)	81	73	83	75
Tyrone (100%)	20	22	20	24
Other (100%)	1	1	1	1
Total North America	487	452	503	472

South America
Cerro Verde (53.56%)	272	107	256	110
El Abra (51%)	63	86	67	90
Total South America	335	193	323	200

Indonesia
Grasberg (90.64%)[b]	165	154	174	155

Africa
Tenke Fungurume (56%)	110	116	123	133

Consolidated	1,097	915	1,123	960
Less noncontrolling interests	221	157	222	168
Net	876	758	901	792

Consolidated sales from mines			1,123	960
Purchased copper			27	40
Total copper sales, including purchases			1,150	1,000

Average realized price per pound			$2.17	$2.72

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	6	4	6	3
Indonesia (90.64%)[b]	178	255	195	260
Consolidated	184	259	201	263
Less noncontrolling interests	17	24	18	24
Net	167	235	183	239

Average realized price per ounce			$1,227	$1,186

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	2	7	N/A	N/A
Climax (100%)	5	6	N/A	N/A
North America copper mines (100%)[a]	8	9	N/A	N/A
Cerro Verde (53.56%)	5	2	N/A	N/A
Consolidated	20	24	17	23
Less noncontrolling interests	2	1	1	1
Net	18	23	16	22

Average realized price per pound			$7.61	$10.17

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	9	7	10	8
Less noncontrolling interests	4	3	4	3
Net	5	4	6	5

Average realized price per pound			$6.32	$8.72

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2016	2015
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	833,400	915,100
Average copper ore grade (percent)	0.31	0.25
Copper production (millions of recoverable pounds)	302	247

Mill Operations
Ore milled (metric tons per day)	298,600	301,500
Average ore grades (percent):
Copper	0.50	0.48
Molybdenum	0.03	0.03
Copper recovery rate (percent)	84.7	85.4
Production (millions of recoverable pounds):
Copper	226	241
Molybdenum	8	9

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	140,700	233,600
Average copper ore grade (percent)	0.41	0.41
Copper production (millions of recoverable pounds)	90	114

Mill Operations
Ore milled (metric tons per day)	339,400	119,300
Average ore grades:
Copper (percent)	0.43	0.44
Molybdenum (percent)	0.02	0.02
Copper recovery rate (percent)	86.2	79.6
Production (recoverable):
Copper (millions of pounds)	245	79
Molybdenum (millions of pounds)	5	2

100% Indonesia Mining
Ore milled (metric tons per day)[a]
Grasberg open pit	105,800	107,900
Deep Ore Zone underground mine	44,200	49,000
Deep Mill Level Zone (DMLZ) underground mine[b]	4,100	—
Grasberg Block Cave underground mine[c]	2,300	—
Big Gossan underground mine[c]	200	—
Total	156,600	156,900
Average ore grades:
Copper (percent)	0.69	0.57
Gold (grams per metric ton)	0.53	0.68
Recovery rates (percent):
Copper	89.3	90.5
Gold	80.6	84.5
Production (recoverable):
Copper (millions of pounds)	183	154
Gold (thousands of ounces)	190	255

100% Africa Mining
Ore milled (metric tons per day)	15,100	14,500
Average ore grades (percent):
Copper	3.97	4.36
Cobalt	0.48	0.35
Copper recovery rate (percent)	92.8	94.0
Production (millions of pounds):
Copper (recoverable)	110	116
Cobalt (contained)	9	7

100% Molybdenum Mines
Ore milled (metric tons per day)	33,700	40,600
Average molybdenum ore grade (percent)	0.22	0.19
Molybdenum production (millions of recoverable pounds)	7	13

a. Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine and from development activities that result in metal production.
b. Production from the DMLZ underground mine commenced in September 2015.
c. Production from the Grasberg Block Cave underground mine is expected to commence in 2018, and production from the Big Gossan underground mine is expected to restart in the first half of 2017.

II

FREEPORT-McMoRan INC.
SELECTED U.S. OIL AND GAS OPERATING DATA

	Three Months Ended March 31,
	Sales Volumes				Sales per Day
	2016		2015		2016		2015
Gulf of Mexico (GOM)[a]
Oil (thousand barrels or MBbls)	5,373		4,963		59		55
Natural gas (million cubic feet or MMcf)	8,898		7,355		98		82
Natural gas liquids (NGLs, in MBbls)	525		472		6		5
Thousand barrels of oil equivalents (MBOE)	7,382		6,661		81		74
Average realized price per BOE[b]	$25.69		$40.65
Cash production costs per BOE[b]	$12.08		$17.39
Capital expenditures (in millions)	$277		$705

CALIFORNIA
Oil (MBbls)	2,881		3,374		32		38
Natural gas (MMcf)	480		584		5		6
NGLs (MBbls)	36		42		—	[d]	1
MBOE	2,997		3,513		33		39
Average realized price per BOE[b]	$25.97		$38.74
Cash production costs per BOE[b]	$28.27		$31.70
Capital expenditures (in millions)	$9		$29

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	44		35		—	[d]	—	[d]
Natural gas (MMcf)	10,261		13,828		113		154
NGLs (MBbls)	13		10		—	[d]	—	[d]
MBOE	1,767		2,350		19		26
Average realized price per BOE[b]	$12.19		$17.18
Cash production costs per BOE[b]	$10.49		$11.29
Capital expenditures (in millions)	$—		$21

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	8,298		8,372		91		93
Natural gas (MMcf)	19,639		21,767		216		242
NGLs (MBbls)	574		524		6		6
MBOE	12,146		12,524		133		139
Cash operating margin per BOE:[b]
Realized revenues	$23.79		$43.71	[c]
Less: cash production costs	15.85		20.26
Cash operating margin	$7.94		$23.45
Depreciation, depletion and amortization per BOE	$20.97		$42.30
Capital expenditures (in millions)	$480	[e]	$1,018	[e]

a.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X, which are available on FCX's website, “fcx.com.”

c.
Includes realized cash gains on crude oil derivative contracts of $8.00 per BOE. These contracts were managed on a consolidated basis; accordingly, the average realized price per BOE by region did not reflect adjustments for crude oil derivative contracts. FM O&G currently does not have any oil and gas derivative contracts in place for 2016 or future years.

d.	Rounds to less than 1 MBbl per day.

e.
Consolidated capital expenditures for U.S. oil and gas operations reflect total spending, which includes accrual and other adjustments totaling $194 million for first-quarter 2016 and $263 million for first-quarter 2015 that are not specifically allocated to the above regions. Excludes international oil and gas capital expenditures totaling $43 million in first-quarter 2016 and $15 million for first-quarter 2015, primarily related to the Morocco oil and gas properties.

III

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(In millions, except per share amounts)
Revenues[a]	$3,527	$4,153	[b]
Cost of sales:
Production and delivery[c]	2,725	2,912
Depreciation, depletion and amortization	722	939
Impairment of oil and gas properties	3,787	3,104
Total cost of sales	7,234	6,955
Selling, general and administrative expenses	140	154
Mining exploration and research expenses	19	33
Environmental obligations and shutdown costs	10	13
Net gain on sale of assets	—	(39)
Total costs and expenses	7,403	7,116
Operating loss	(3,876)	(2,963)
Interest expense, net[d]	(200)	(146)
Other income, net	38	7
Loss before income taxes and equity in affiliated companies' net earnings	(4,038)	(3,102)
(Provision for) benefit from income taxes[e]	(70)	695
Equity in affiliated companies' net earnings	7	1
Net loss	(4,101)	(2,406)
Net income attributable to noncontrolling interests	(72)	(58)
Preferred dividends attributable to redeemable noncontrolling interest	(11)	(10)
Net loss attributable to common stockholders[f]	$(4,184)	$(2,474)

Basic and diluted net loss per share attributable to common stockholders	$(3.35)	$(2.38)

Basic and diluted weighted-average common shares outstanding	1,251	1,040

Dividends declared per share of common stock	$—	$0.05

a.
Includes favorable (unfavorable) adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $5 million ($3 million to net loss attributable to common stock) in first-quarter 2016 and $(106) million ($(59) million to net loss attributable to common stock) in first-quarter 2015. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.

b.
Includes net noncash mark-to-market losses associated with crude oil derivative contracts totaling $48 million ($30 million to net loss attributable to common stock). FCX currently does not have any oil and gas derivative contracts in place for 2016 or future years.

c.
Includes charges at oil and gas operations totaling (i) $165 million ($165 million to net loss attributable to common stock) in first-quarter 2016 and $13 million ($8 million to net loss attributable to common stock) in first-quarter 2015 for idle rig costs and (ii) $35 million ($35 million to net loss attributable to common stock) in first-quarter 2016 and $4 million ($2 million to net loss attributable to common stock) in first-quarter 2015 primarily for inventory write downs.

d.	Consolidated interest expense, excluding capitalized interest, totaled $228 million in first-quarter 2016 and $210 million in first-quarter 2015.

e.
As a result of the impairment to oil and gas properties, FCX recorded net tax charges of $1.4 billion in first-quarter 2016 and $458 million in first-quarter 2015 to establish valuation allowances against U.S. federal and state deferred tax assets that will not generate a future benefit. For a summary of income taxes, refer to the supplemental schedule, "Income Taxes," on page VII.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net loss attributable to common stock of $2 million in first-quarter 2016 and $24 million in first-quarter 2015. For further discussion, refer to the supplemental schedule, "Deferred Profits," on page VIII.

IV

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2016	2015
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$331	$224
Trade accounts receivable	837	689
Income and other tax receivables	1,182	1,414
Other accounts receivables	122	174
Inventories:
Materials and supplies, net	1,714	1,869
Mill and leach stockpiles	1,644	1,724
Product	1,170	1,195
Other current assets	233	173
Total current assets	7,233	7,462
Property, plant, equipment and mining development costs, net	27,376	27,509
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization and impairment	1,700	2,262
Not subject to amortization	1,743	4,831
Long-term mill and leach stockpiles	2,324	2,271
Other assets	2,288	2,242
Total assets	$42,664	$46,577

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,987	$3,363
Current portion of debt	1,139	649
Current portion of environmental and asset retirement obligations	270	272
Accrued income taxes	30	23
Total current liabilities	4,426	4,307
Long-term debt, less current portion	19,638	19,779
Deferred income taxes	4,442	4,288
Environmental and asset retirement obligations, less current portion	3,762	3,739
Other liabilities	1,659	1,656
Total liabilities	33,927	33,769

Redeemable noncontrolling interest	767	764

Equity:
Stockholders' equity:
Common stock	138	137
Capital in excess of par value	24,333	24,283
Accumulated deficit	(16,570)	(12,387)
Accumulated other comprehensive loss	(503)	(503)
Common stock held in treasury	(3,706)	(3,702)
Total stockholders' equity	3,692	7,828
Noncontrolling interests	4,278	4,216
Total equity	7,970	12,044
Total liabilities and equity	$42,664	$46,577

V

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(In millions)
Cash flow from operating activities:
Net loss	$(4,101)	$(2,406)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	722	939
Impairment of oil and gas properties	3,787	3,104
Oil and gas inventory write downs	35	4
Net gain on sale of assets	—	(39)
Net charges for environmental and asset retirement obligations, including accretion	57	53
Payments for environmental and asset retirement obligations	(90)	(42)
Deferred income taxes	152	(709)
Increase in long-term mill and leach stockpiles	(53)	(82)
Net gains on crude oil derivative contracts	—	(52)
Other, net	43	33
Changes in working capital and other tax payments, excluding amounts from disposition:
Accounts receivable	93	316
Inventories	114	165
Other current assets	(68)	(42)
Accounts payable and accrued liabilities	9	(402)
Accrued income taxes and changes in other tax payments	40	(123)
Net cash provided by operating activities	740	717

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(34)	(107)
South America	(157)	(445)
Indonesia	(225)	(225)
Africa	(35)	(39)
Molybdenum mines	(1)	(3)
U.S. oil and gas operations	(480)	(1,018)
Other	(50)	(30)
Other, net	2	127
Net cash used in investing activities	(980)	(1,740)

Cash flow from financing activities:
Proceeds from debt	1,796	2,273
Repayments of debt	(1,442)	(802)
Net proceeds from sale of common stock	32	—
Cash dividends and distributions paid:
Common stock	(4)	(327)
Noncontrolling interests	(18)	(23)
Stock-based awards net payments, including excess tax benefit	(4)	(6)
Debt financing costs and other, net	(13)	(7)
Net cash provided by financing activities	347	1,108

Net increase in cash and cash equivalents	107	85
Cash and cash equivalents at beginning of year	224	464
Cash and cash equivalents at end of period	$331	$549

VI

FREEPORT-McMoRan INC.
INCOME TAXES

Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax benefit (provision) for the first quarters of 2016 and 2015 (in millions, except percentages):

	Three Months Ended March 31,
	2016					2015
				Income Tax				Income Tax
	Income	Effective		Benefit		Income	Effective	Benefit
	(Loss)[a]	Tax Rate		(Provision)		(Loss)[a]	Tax Rate	(Provision)
U.S.	$(464)	3%		$16		$(302)	42%	$126
South America	113	35%		(39)		60	40%	(24)
Indonesia	91	40%		(36)		61	47%	(29)
Africa	(2)	(134)%		(3)		55	47%	(26)
Impairment of oil and gas properties	(3,787)	38%		1,435		(3,104)	37%	1,163
Valuation allowance, net	—	N/A		(1,435)	[b]	—	N/A	(458)	[b]
Eliminations and other	11	N/A		7		128	N/A	(27)
Rate adjustment[c]	—	N/A		(15)		—	N/A	(30)
Consolidated FCX	$(4,038)	(2)%	[d]	$(70)		$(3,102)	22%	$695

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies' net earnings.

b.
As a result of the impairment to U.S. oil and gas properties, FCX recorded tax charges to establish valuation allowances against U.S. federal and state deferred tax assets that will not generate a future benefit.

c.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

d.
The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.25 per pound for copper, $1,250 per ounce for gold, $5 per pound for molybdenum and $45 per barrel of Brent crude oil for the remainder of 2016, FCX estimates its consolidated effective rate for the year 2016 will approximate 40 percent, excluding U.S. domestic losses.

DERIVATIVE INSTRUMENTS
Provisional Pricing. For first-quarter 2016, 45 percent of FCX's mined copper was sold in concentrate, 33 percent as cathode and 22 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $2.12 per pound during first-quarter 2016, compared to FCX's average realized price of $2.17 per pound. Favorable (unfavorable) impacts of net adjustments to prior periods' provisionally priced copper sales totaled $5 million ($3 million to net loss attributable to common stock or less than $0.01 per share) for first-quarter 2016 and $(106) million ($(59) million to net loss attributable to common stock or $(0.06) per share) for first-quarter 2015.
At March 31, 2016, FCX had provisionally priced copper sales at its copper mining operations totaling 520 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.20 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the March 31, 2016, provisional price recorded would have an approximate $19 million effect on 2016 net loss attributable to common stock. The LME spot copper price closed at $2.27 per pound on April 25, 2016.

VII

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS (CONTINUED)
Oil and Gas. During 2015, FM O&G had crude oil derivative contracts that were not designated as hedging instruments; accordingly, they were recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. FM O&G currently does not have any oil and gas derivative contracts in place for 2016 and future years. During first-quarter 2015, mark-to-market gains on oil and gas derivative contracts totaled $52 million (consisting of cash gains of $100 million, partly offset by net noncash mark-to-market losses of $48 million).

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT Freeport Indonesia's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net loss attributable to common stock of $2 million in first-quarter 2016 and $24 million in first-quarter 2015. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $13 million at March 31, 2016. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Separately disclosed in the following table are FCX's reportable segments, which include the Morenci, Cerro Verde, Grasberg and Tenke Fungurume copper mines, the Rod & Refining operations and the U.S. Oil & Gas operations.

Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in corporate, other & eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VIII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America				Indonesia		Africa
													Atlantic	Other					Corporate,
											Molyb-		Copper	Mining			U.S.		Other
				Cerro							denum	Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Other	Total	Verde	Other		Total	Grasberg		Tenke	Mines	Refining	& Refining	nations		Mining	Operations		nations		Total
Three Months Ended March 31, 2016
Revenues:
Unaffiliated customers	$162	$56	$218	$486	$144		$630	$498	[a]	$286	$—	$971	$422	$207	[b]	$3,232	$295		$—		$3,527
Intersegment	357	561	918	41	—		41	58		31	45	8	1	(1,102)		—	—		—		—
Production and delivery	340	448	788	291	119		410	394		226	52	970	393	(918)		2,315	407	[c]	3		2,725
Depreciation, depletion and amortization	62	82	144	101	31		132	81		60	19	2	8	18		464	255		3		722
Impairment of oil and gas properties	—	—	—	—	—		—	—		—	—	—	—	—		—	3,771		16	[d]	3,787
Selling, general and administrative expenses	—	1	1	2	—		2	14		2	—	—	4	4		27	49		64		140
Mining exploration and research expenses	—	1	1	—	—		—	—		—	—	—	—	18		19	—		—		19
Environmental obligations and shutdown costs	—	—	—	—	—		—	—		—	—	—	—	10		10	—		—		10
Operating income (loss)	117	85	202	133	(6)		127	67		29	(26)	7	18	(27)		397	(4,187)		(86)		(3,876)

Interest expense, net	1	—	1	22	—		22	—		—	—	—	4	20		47	71		82		200
Provision for (benefit from) income taxes	—	—	—	45	(6)		39	36		3	—	—	—	—		78	—		(8)		70
Total assets at March 31, 2016	3,490	4,751	8,241	9,495	1,623		11,118	9,354		5,088	1,983	236	653	1,292		37,965	4,360		339		42,664
Capital expenditures	28	6	34	156	1		157	225		35	1	1	2	4		459	480	[e]	43		982

Three Months Ended March 31, 2015
Revenues:
Unaffiliated customers	$106	$115	$221	$248	$231		$479	$621	[a]	$382	$—	$1,062	$540	$348	[b]	$3,653	$500	[f]	$—		$4,153
Intersegment	450	664	1,114	14	(7)	[g]	7	(14)	[g]	28	113	7	6	(1,261)		—	—		—		—
Production and delivery	374	569	943	198	147		345	439		235	83	1,063	519	(1,001)		2,626	283	[c]	3		2,912
Depreciation, depletion and amortization	51	82	133	37	38		75	70		73	26	2	10	16		405	530		4		939
Impairment of oil and gas properties	—	—	—	—	—		—	—		—	—	—	—	—		—	3,104		—		3,104
Selling, general and administrative expenses	1	—	1	1	—		1	25		3	—	—	5	6		41	54		59		154
Mining exploration and research expenses	—	3	3	—	—		—	—		—	—	—	—	30		33	—		—		33
Environmental obligations and shutdown costs	—	—	—	—	—		—	—		—	—	—	—	13		13	—		—		13
Net gain on sale of assets	—	(39)	(39)	—	—		—	—		—	—	—	—	—		(39)	—		—		(39)
Operating income (loss)	130	164	294	26	39		65	73		99	4	4	12	23		574	(3,471)		(66)		(2,963)

Interest expense, net	1	—	1	1	—		1	—		—	—	—	3	40		45	37		64		146
Provision for (benefit from) income taxes	—	—	—	5	19		24	29		26	—	—	—	—		79	—		(774)		(695)
Total assets at March 31, 2015	3,802	5,646	9,448	7,991	1,970		9,961	8,882		5,108	2,075	314	809	1,379		37,976	17,887		202		56,065
Capital expenditures	84	23	107	431	14		445	225		39	3	1	4	10		834	1,018	[e]	15		1,867

a.	Includes PT-FI's sales to PT Smelting totaling $277 million in first-quarter 2016 and $350 million in first-quarter 2015.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

c.
Includes charges at oil and gas operations totaling (i) $165 million in first-quarter 2016 and $13 million in first-quarter 2015 for idle rig costs and (ii) $35 million in first-quarter 2016 and $4 million in first-quarter 2015, primarily for inventory write downs.

d.	Reflects impairment charges for international oil and gas properties primarily in Morocco.

e.
Excludes international oil and gas capital expenditures totaling $43 million in first-quarter 2016 and $15 million in first-quarter 2015, primarily related to the Morocco oil and gas properties, which are included in corporate, other & eliminations.

f.
Includes net mark-to-market gains of $52 million associated with crude oil derivative contracts. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.

g.	Reflects net reductions for provisional pricing adjustments to prior period open sales.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

U.S. Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

Accretion charges for asset retirement obligations and other costs, such as idle rig costs, inventory write downs and/or unusual charges, are removed from production and delivery costs in the calculation of cash production costs per BOE. Additionally, in first-quarter 2015, FCX had crude oil derivative contracts. FCX shows revenue adjustments from these derivative contracts as separate line items. Because these adjustments did not result from oil and gas sales, gains and losses have been reflected separately from revenues on current period sales. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,086	$1,086	$41	$20	$1,147
Site production and delivery, before net noncash
and other costs shown below	702	678	33	10	721
By-product credits	(42)	—	—	—	—
Treatment charges	54	52	—	2	54
Net cash costs	714	730	33	12	775
Depreciation, depletion and amortization	143	137	4	2	143
Noncash and other costs, net	26	26	—	—	26
Total costs	883	893	37	14	944
Revenue adjustments, primarily for pricing
on prior period open sales	2	2	—	—	2
Gross profit	$205	$195	$4	$6	$205

Copper sales (millions of recoverable pounds)	502	502
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.16	$2.16	$5.27
Site production and delivery, before net noncash
and other costs shown below	1.40	1.35	4.29
By-product credits	(0.08)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.42	1.45	4.29
Depreciation, depletion and amortization	0.28	0.27	0.54
Noncash and other costs, net	0.05	0.05	(0.05)
Total unit costs	1.75	1.77	4.78
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$0.41	$0.39	$0.49

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$1,147	$721	$143
Treatment charges	—	54	—
Noncash and other costs, net	—	26	—
Revenue adjustments, primarily for pricing
on prior period open sales	2	—	—
Eliminations and other	(13)	(13)	1
North America copper mines	1,136	788	144
Other mining & eliminations[c]	2,096	1,527	320
Total mining	3,232	2,315	464
U.S. oil & gas operations	295	407	255
Corporate, other & eliminations	—	3	3
As reported in FCX’s consolidated financial statements	$3,527	$2,725	$722

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page VIII.

IX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,285	$1,285	$82	$26	$1,393
Site production and delivery, before net noncash
and other costs shown below	854	802	58	19	879
By-product credits	(83)	—	—	—	—
Treatment charges	60	59	—	1	60
Net cash costs	831	861	58	20	939
Depreciation, depletion and amortization	133	125	6	2	133
Noncash and other costs, net	31	30	1	—	31
Total costs	995	1,016	65	22	1,103
Revenue adjustments, primarily for pricing
on prior period open sales	(29)	(29)	—	—	(29)
Gross profit	$261	$240	$17	$4	$261

Copper sales (millions of recoverable pounds)	471	471
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.73	$2.73	$8.81
Site production and delivery, before net noncash
and other costs shown below	1.81	1.70	6.25
By-product credits	(0.18)	—	—
Treatment charges	0.13	0.13	—
Unit net cash costs	1.76	1.83	6.25
Depreciation, depletion and amortization	0.28	0.27	0.63
Noncash and other costs, net	0.07	0.06	0.05
Total unit costs	2.11	2.16	6.93
Revenue adjustments, primarily for pricing
on prior period open sales	(0.06)	(0.06)	—
Gross profit per pound	$0.56	$0.51	$1.88

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$1,393	$879	$133
Treatment charges	—	60	—
Noncash and other costs, net	—	31	—
Revenue adjustments, primarily for pricing
on prior period open sales	(29)	—	—
Eliminations and other	(29)	(27)	—
North America copper mines	1,335	943	133
Other mining & eliminations[c]	2,318	1,683	272
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	530
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$939

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page VIII.

X

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$709	$709	$29	$738
Site production and delivery, before net noncash
and other costs shown below	398	385	20	405
By-product credits	(22)	—	—	—
Treatment charges	75	75	—	75
Royalty on metals	1	1	—	1
Net cash costs	452	461	20	481
Depreciation, depletion and amortization	131	126	5	131
Noncash and other costs, net	7	7	—	7
Total costs	590	594	25	619
Revenue adjustments, primarily for pricing
on prior period open sales	9	9	—	9
Gross profit	$128	$124	$4	$128

Copper sales (millions of recoverable pounds)	323	323

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.19	$2.19
Site production and delivery, before net noncash
and other costs shown below	1.23	1.19
By-product credits	(0.07)	—
Treatment charges	0.23	0.23
Royalty on metals	0.01	0.01
Unit net cash costs	1.40	1.43
Depreciation, depletion and amortization	0.40	0.39
Noncash and other costs, net	0.02	0.02
Total unit costs	1.82	1.84
Revenue adjustments, primarily for pricing
on prior period open sales	0.03	0.03
Gross profit per pound	$0.40	$0.38

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$738	$405	$131
Treatment charges	(75)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	7	—
Revenue adjustments, primarily for pricing
on prior period open sales	9	—	—
Eliminations and other	—	(2)	1
South America mining	671	410	132
Other mining & eliminations[b]	2,561	1,905	332
Total mining	3,232	2,315	464
U.S. oil & gas operations	295	407	255
Corporate, other & eliminations	—	3	3
As reported in FCX’s consolidated financial statements	$3,527	$2,725	$722

a.
Includes silver sales of 899 thousand ounces ($14.54 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$542	$542	$21	$563
Site production and delivery, before net noncash
and other costs shown below	350	337	18	355
By-product credits	(16)	—	—	—
Treatment charges	33	33	—	33
Royalty on metals	1	1	—	1
Net cash costs	368	371	18	389
Depreciation, depletion and amortization	75	72	3	75
Noncash and other costs, net	4	6	(2)	4
Total costs	447	449	19	468
Revenue adjustments, primarily for pricing
on prior period open sales	(30)	(30)	—	(30)
Gross profit	$65	$63	$2	$65

Copper sales (millions of recoverable pounds)	200	200

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.71	$2.71
Site production and delivery, before net noncash
and other costs shown below	1.75	1.69
By-product credits	(0.08)	—
Treatment charges	0.17	0.17
Royalty on metals	—	—
Unit net cash costs	1.84	1.86
Depreciation, depletion and amortization	0.38	0.36
Noncash and other costs, net	0.02	0.03
Total unit costs	2.24	2.25
Revenue adjustments, primarily for pricing
on prior period open sales	(0.15)	(0.15)
Gross profit per pound	$0.32	$0.31

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$563	$355	$75
Treatment charges	(33)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	(30)	—	—
Eliminations and other	(13)	(14)	—
South America mining	486	345	75
Other mining & eliminations[b]	3,167	2,281	330
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	530
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$939

a.
Includes silver sales of 386 thousand ounces ($14.79 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$384	$384	$239	$8	$631
Site production and delivery, before net noncash
and other costs shown below	390	238	148	4	390
Gold and silver credits	(264)	—	—	—	—
Treatment charges	55	33	21	1	55
Export duties	13	8	5	—	13
Royalty on metals	23	13	9	1	23
Net cash costs	217	292	183	6	481
Depreciation and amortization	81	49	31	1	81
Noncash and other costs, net	12	7	5	—	12
Total costs	310	348	219	7	574
Revenue adjustments, primarily for pricing on
prior period open sales	(1)	(1)	17	—	16
PT Smelting intercompany profit	8	5	3	—	8
Gross profit	$81	$40	$40	$1	$81

Copper sales (millions of recoverable pounds)	174	174
Gold sales (thousands of recoverable ounces)			195

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.20	$2.20	$1,228
Site production and delivery, before net noncash
and other costs shown below	2.24	1.36	760
Gold and silver credits	(1.52)	—	—
Treatment charges	0.31	0.19	106
Export duties	0.08	0.05	26
Royalty on metals	0.13	0.07	49
Unit net cash costs	1.24	1.67	941
Depreciation and amortization	0.47	0.28	158
Noncash and other costs, net	0.06	0.04	23
Total unit costs	1.77	1.99	1,122
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	87
PT Smelting intercompany profit	0.05	0.03	16
Gross profit per pound/ounce	$0.47	$0.23	$209

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$631	$390	$81
Treatment charges	(55)	—	—
Export duties	(13)	—	—
Royalty on metals	(23)	—	—
Noncash and other costs, net	—	12	—
Revenue adjustments, primarily for pricing on
prior period open sales	16	—	—
PT Smelting intercompany profit	—	(8)	—
Indonesia mining	556	394	81
Other mining & eliminations[b]	2,676	1,921	383
Total mining	3,232	2,315	464
U.S. oil & gas operations	295	407	255
Corporate, other & eliminations	—	3	3
As reported in FCX’s consolidated financial statements	$3,527	$2,725	$722
a. Includes silver sales of 510 thousand ounces ($15.00 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$425	$425	$308	$7	$740
Site production and delivery, before net noncash
and other costs shown below	440	252	183	5	440
Gold and silver credits	(324)	—	—	—	—
Treatment charges	45	26	19	—	45
Export duties	22	13	9	—	22
Royalty on metals	25	15	10	—	25
Net cash costs	208	306	221	5	532
Depreciation and amortization	70	40	29	1	70
Noncash and other costs, net	6	3	3	—	6
Total costs	284	349	253	6	608
Revenue adjustments, primarily for pricing on
prior period open sales	(50)	(50)	8	1	(41)
PT Smelting intercompany profit	7	4	3	—	7
Gross profit	$98	$30	$66	$2	$98

Copper sales (millions of recoverable pounds)	155	155
Gold sales (thousands of recoverable ounces)			260

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.74	$2.74	$1,186
Site production and delivery, before net noncash
and other costs shown below	2.84	1.63	705
Gold and silver credits	(2.09)	—	—
Treatment charges	0.29	0.17	73
Export duties	0.14	0.08	35
Royalty on metals	0.16	0.09	40
Unit net cash costs	1.34	1.97	853
Depreciation and amortization	0.45	0.26	112
Noncash and other costs, net	0.04	0.02	9
Total unit costs	1.83	2.25	974
Revenue adjustments, primarily for pricing on
prior period open sales	(0.32)	(0.32)	33
PT Smelting intercompany profit	0.04	0.02	11
Gross profit per pound/ounce	$0.63	$0.19	$256

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$740	$440	$70
Treatment charges	(45)	—	—
Export duties	(22)	—	—
Royalty on metals	(25)	—	—
Noncash and other costs, net	—	6	—
Revenue adjustments, primarily for pricing on
prior period open sales	(41)	—	—
PT Smelting intercompany profit	—	(7)	—
Indonesia mining	607	439	70
Other mining & eliminations[b]	3,046	2,187	335
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	530
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$939
a. Includes silver sales of 435 thousand ounces ($16.16 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule,         “Business Segments,” beginning on page VIII.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2016
(In millions)	By-Product	Co-Product Method
	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$258	$258	$65	$323
Site production and delivery, before net noncash
and other costs shown below	202	173	51	224
Cobalt credits[b]	(47)	—	—	—
Royalty on metals	6	5	1	6
Net cash costs	161	178	52	230
Depreciation, depletion and amortization	60	49	11	60
Noncash and other costs, net	2	2	—	2
Total costs	223	229	63	292
Revenue adjustments, primarily for pricing
on prior period open sales	(4)	(4)	4	—
Gross profit	$31	$25	$6	$31

Copper sales (millions of recoverable pounds)	123	123
Cobalt sales (millions of contained pounds)			10

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.10	$2.10	$6.32
Site production and delivery, before net noncash
and other costs shown below	1.64	1.41	4.95
Cobalt credits[b]	(0.38)	—	—
Royalty on metals	0.05	0.04	0.11
Unit net cash costs	1.31	1.45	5.06
Depreciation, depletion and amortization	0.49	0.40	1.04
Noncash and other costs, net	0.02	0.02	0.04
Total unit costs	1.82	1.87	6.14
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)	0.36
Gross profit per pound	$0.25	$0.20	$0.54

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$323	$224	$60
Royalty on metals	(6)	—	—
Noncash and other costs, net	—	2	—
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Africa mining	317	226	60
Other mining & eliminations[c]	2,915	2,089	404
Total mining	3,232	2,315	464
U.S. oil & gas operations	295	407	255
Corporate, other & eliminations	—	3	3
As reported in FCX’s consolidated financial statements	$3,527	$2,725	$722

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
(In millions)	By-Product	Co-Product Method
	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$354	$354	$72	$426
Site production and delivery, before net noncash
and other costs shown below	208	185	46	231
Cobalt credits[b]	(48)	—	—	—
Royalty on metals	8	6	2	8
Net cash costs	168	191	48	239
Depreciation, depletion and amortization	73	63	10	73
Noncash and other costs, net	4	4	—	4
Total costs	245	258	58	316
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	(1)	(8)
Gross profit	$102	$89	$13	$102

Copper sales (millions of recoverable pounds)	133	133
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.66	$2.66	$8.72
Site production and delivery, before net noncash
and other costs shown below	1.57	1.39	5.61
Cobalt credits[b]	(0.37)	—	—
Royalty on metals	0.06	0.05	0.14
Unit net cash costs	1.26	1.44	5.75
Depreciation, depletion and amortization	0.55	0.48	1.18
Noncash and other costs, net	0.03	0.02	0.06
Total unit costs	1.84	1.94	6.99
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)	(0.05)	(0.10)
Gross profit per pound	$0.77	$0.67	$1.63

Reconciliation to Amounts Reported			Depreciation,
(In millions)		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$426	$231	$73
Royalty on metals	(8)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	—	—
Africa mining	410	235	73
Other mining & eliminations[c]	3,243	2,391	332
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	530
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$939

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

(In millions)	Three Months Ended March 31,
	2016	2015
Revenues, excluding adjustments[a]	$51	$124
Site production and delivery, before net noncash
and other costs shown below	48	81
Treatment charges and other	6	11
Net cash costs	54	92
Depreciation, depletion and amortization	19	26
Noncash and other costs, net	4	2
Total costs	77	120
Gross (loss) profit	$(26)	$4

Molybdenum sales (millions of recoverable pounds)[a]	7	13

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$7.11	$9.68
Site production and delivery, before net noncash
and other costs shown below	6.57	6.33
Treatment charges and other	0.86	0.84
Unit net cash costs	7.43	7.17
Depreciation, depletion and amortization	2.61	2.03
Noncash and other costs, net	0.58	0.14
Total unit costs	10.62	9.34
Gross (loss) profit per pound	$(3.51)	$0.34

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
Three Months Ended March 31, 2016	Revenues	and Delivery	Amortization
Totals presented above	$51	$48	$19
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	45	52	19
Other mining & eliminations[b]	3,187	2,263	445
Total mining	3,232	2,315	464
U.S. oil & gas operations	295	407	255
Corporate, other & eliminations	—	3	3
As reported in FCX’s consolidated financial statements	$3,527	$2,725	$722

Three Months Ended March 31, 2015
Totals presented above	$124	$81	$26
Treatment charges and other	(11)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	113	83	26
Other mining & eliminations[b]	3,540	2,543	379
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	530
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$939

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended March 31, 2016
(In millions)					Total
		Natural			U.S. Oil
	Oil	Gas		NGLs	& Gas
Oil and gas revenues	$241	$39		$9	$289	[a]
Cash production costs					(192)	[a]
Cash operating margin					97
Depreciation, depletion and amortization					(255)
Impairment of oil and gas properties					(3,771)
Accretion and other costs					(215)	[b]
Other revenue					6
Gross loss					$(4,138)

Oil (MMBbls)	8.3
Gas (Bcf)		19.6
NGLs (MMBbls)				0.6
Oil Equivalents (MMBOE)					12.1

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMBtu)		(per barrel)	Per BOE
Oil and gas revenues	$29.06	$2.00		$14.83	$23.79	[a]
Cash production costs					(15.85)	[a]
Cash operating margin					7.94
Depreciation, depletion and amortization					(20.97)
Impairment of oil and gas properties					(310.42)
Accretion and other costs					(17.68)	[b]
Other revenue					0.48
Gross loss					$(340.65)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery		Depreciation, Depletion and Amortization	Impairment of Oil and Gas Properties
Totals presented above	$289	$192		$255	$3,771
Accretion and other costs	—	215	[b]	—	—
Other revenue	6	—		—	—
U.S. oil & gas operations	295	407		255	3,771
Total mining[c]	3,232	2,315		464	—
Corporate, other & eliminations	—	3		3	16
As reported in FCX's consolidated financial statements	$3,527	$2,725		$722	$3,787

a. Following is a summary of revenue, average realized price and cash production costs by region:
	MBOE	Revenues (in millions)		Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico (GOM)	7,382	$190		$25.69	$89		$12.08
California	2,997	78		25.97	85		28.27
Haynesville/Madden/Other	1,767	21		12.19	18		10.49
	12,146	$289		23.79	$192		15.85

b. Includes $200 million ($16.44 per BOE) primarily for idle rig costs and inventory write downs.
c. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended March 31, 2015
(In millions)				Total
		Natural		U.S. Oil
	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$373	$62	$12	$447	[a]
Cash gains on derivative contracts	100	—	—	100
Realized revenues	$473	$62	$12	547
Cash production costs				(254)	[a]
Cash operating margin				293
Depreciation, depletion and amortization				(530)
Impairment of oil and gas properties				(3,104)
Accretion and other costs				(29)	[b]
Net noncash mark-to-market losses on derivative contracts				(48)
Other revenue				1
Gross loss				$(3,417)

Oil (MMBbls)	8.4
Gas (Bcf)		21.8
NGLs (MMBbls)			0.5
Oil Equivalents (MMBOE)				12.5

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$44.54	$2.86	$23.06	$35.71	[a]
Cash gains on derivative contracts	11.97	—	—	8.00
Realized revenues	$56.51	$2.86	$23.06	43.71
Cash production costs				(20.26)	[a]
Cash operating margin				23.45
Depreciation, depletion and amortization				(42.30)
Impairment of oil and gas properties				(247.84)
Accretion and other costs				(2.31)	[b]
Net noncash mark-to-market losses on derivative contracts				(3.87)
Other revenue				0.06
Gross loss				$(272.81)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization	Impairment of Oil and Gas Properties
Totals presented above	$447	$254	$530	3,104
Cash gains on derivative contracts	100	—	—	—
Net noncash mark-to-market losses on derivative contracts	(48)	—	—	—
Accretion and other costs	—	29	—	—
Other revenue	1	—	—	—
U.S. oil & gas operations	500	283	530	3,104
Total mining[c]	3,653	2,626	405	—
Corporate, other & eliminations	—	3	4	—
As reported in FCX's consolidated financial statements	$4,153	$2,912	$939	$3,104

a. Following is a summary of revenue, average realized price (before derivatives) and cash production costs by region:
	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	6,661	$271	$40.65	$116		$17.39
California	3,513	136	38.74	111		31.70
Haynesville/Madden/Other[c]	2,350	40	17.18	27		11.29
	12,524	$447	35.71	$254		20.26

b. Includes $17 million ($1.35 per BOE) primarily for idle rig costs and inventory write downs.
c. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XIX